Exhibit 99.1

CORPORATE PARTICIPANTS

Jon Stanner

Strategic Hotels and Resorts - VP, Capital Markets & Treasurer

Laurence Geller

Strategic Hotels and Resorts - President and CEO

Diane Morefield

Strategic Hotels and Resorts - EVP, CFO

CONFERENCE CALL PARTICIPANTS

Bill Crow

Raymond James & Associates - Analyst

Chris Woronka

Deutsche Bank - Analyst

Ryan Meliker

Morgan Stanley - Analyst

Andrew Didora

BofA Merrill Lynch - Analyst

Joe Greff

JPMorgan - Analyst

Smedes Rose

Keefe, Bruyette & Woods - Analyst

Will Marks

JMP Securities - Analyst

Don Evans

Edmunds - Analyst

Neil Bowie

Mariner Investment Group - Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen, and welcome to the first quarter 2011 Strategic Hotels & Resorts earnings conference call. My name is Carol, and I will be your coordinator for today. At this time, all lines are in listen only mode. We will be facilitating a question and answer session towards the end of today’s conference.

(Operator Instructions)

As a reminder, ladies and gentlemen, this call is being recorded for replay purposes. I would now like to turn the presentation over to Mr. Jon Stanner, Vice President, Capital Markets and Treasurer. Sir?

Jon Stanner - Strategic Hotels and Resorts - VP, Capital Markets & Treasurer

Thank you, and good morning, everyone. Welcome to the Strategic Hotels & Resorts first quarter 2011 earnings conference call. Our press release and supplemental financials were distributed yesterday and are available on the Company’s website in the Investor Relations section. We are hosting a live webcast of today’s call, which can be accessed by the same section of the site, with the replay of today’s call also available for the next month.

Before we get underway, I’d like to say that this conference call will contain forward-looking statements under federal securities laws. These statements are based on current expectations, estimates, and projections about the market and the industry in which the Company operates, in addition to Management’s beliefs and assumptions. Forward-looking statements are not guarantees of performance, and actual operating results may be affected by a wide variety of factors. For a list of these factors, please refer to the forward-looking statement notice within our SEC filings. In the press release and supplemental financials, the Company has reconciled all non-GAAP financial measures to directly comparable GAAP measures, in accordance with REG G requirements.

I’d now like to introduce the members of the management team here with me today. Laurence Geller, President and Chief Executive Officer and Diane Morefield, our Chief Financial Officer.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you, Jon. Good morning, everybody. Our first quarter U.S. same store RevPAR growth of 16.6% and our Total RevPAR growth of 14.5% represented a very impressive performance, while our Comparable EBITDA increase over last year of 28% was equally impressive and resulted in an FFO improvement of $0.12 per share this past quarter.

While we are of course delighted with these results. They reflect a composite picture of the coming together of our plans and our programs that have produced this industry leading performance. We have worked very hard on each of the component features of the multidimensional picture since we first implemented our initial contingency plans in August of 2007. We have executed, and will continue to execute, on all of the plans we have discussed with you previously and are beginning to see the fruits of our labor.

While Diane will give you the specifics about the quarter, I’d like to summarize how the individual components integrate into this composite picture to produce consistently superior results and what this might mean for our future.

First and foremost, during this incredibly difficult downturn, we deliberately and prudently kept investing in our properties and upgrading them in order to keep each at the very leading edge of competitiveness in their individual markets. By the time our InterContinental Miami’s room renovation is completed, our entire portfolio will be in impeccable physical condition and can effectively compete with, or outcompete, any of the hotels or resorts in their respective peer sets.

As a result of the excellent condition of our properties, our asset manager’s hands-on approach to guerrilla and technology driven marketing, and importantly, our rigorous revenue and rate management process, our market share index improved this quarter by 3.8% which, coming off a strong improvement of 2.6% for the full year 2010, is a much envied and noteworthy achievement.

At the same time, our intense focus on sustainable productivity enhancements is delivering the desired results. Our productivity improved by 4.5% during the quarter. An example, overall total hours worked per occupied room was 6.9 during the quarter. By way of comparison, in the first quarter of 2007, this number was 7.5 hours per occupied room, or 10% higher than this quarter.

EBITDA margins expanded by 430 basis points during the quarter and U.S. property-level EBITDA growth was an impressive 55% during the quarter. A key metric we have reported on each quarter is EBITDA growth to RevPAR growth, which was an exceptional 3.3 times during the quarter. This number is particularly impressive given that rate improvement only accounted for 37% of our RevPAR gains.

For the quarter, 49% of our room revenues were group driven. We continue to work very hard with our brands and operators not only on the marketing of group business, but importantly on group rate management and non-rooms revenue maximization programs.

We are now seeing the results of improving confidence in our nation’s economy and, while group occupied room nights increased a healthy 8% in the first quarter, it’s our future bookings outlook that I think best demonstrates the results of our aggressive marketing efforts. As a result, definite group RevPAR is up 15% compared to the same time last year. While bookings in-the-year-for-the-year, affectionately known as ITYFTY, are up 24%. Given our almost 50% rooms to normal rooms business split, this is a great future indicator of Total RevPAR growth and is exemplified by Total RevPAR growth of 14.5% in the U.S. portfolio during this past quarter.

2007 is often referred to as peak performance and in March of that year, we booked 47,000 same store group room nights in-the-year-for-the-year. A measure of our successful execution of our plans is that the number of same store room nights booked in March of this year was 2% higher at over 48,000 room nights.

Throughout the downturn, we continued to work on updating our inventory of potential ROI CapEx projects and are now in the process of methodically implementing them. Restaurants, wine rooms, repositionings, and expansions tend to quickly yield us in the teens or better annualized returns. For example, our Bourbon Steakhouse and rooms expansion in Washington, D.C. gave us an 11.5% annualized return in 2010, while the M-29 retail outlet in D.C., which opened in March 2010, provided us a 70% yield just on 10 months of operations.

We will continue to draw upon our project inventory in a disciplined manner, as we are now doing. For example, we recently announced the start of construction of a franchised 3,400 square-foot Michael Jordan Steakhouse, on minimal profit yielding mezzanine space in the InterContinental in Chicago. At the same time, we will increase the capacity of the hotel’s bar by 40%. We believe that the approximately $4 million of expenditures on this project will yield us mid-teens annualized returns soon after its third quarter opening this year.

Of course, for our high-end portfolio and their markets, the crucial underlying difference between this and previous cycles is supply. Our unique portfolio of premium branded and well located properties are in growth markets with very high barriers to entry. If, and I stress if, land, permits, and equivalent high-end, premium high demand generating brands in equivalent locations to ours were even available, then the replacement cost today would be, at the very least, in the $700,000 per-room range, and would have at least a four to five year zoning, planning, permitting, and development period ahead of them. It is therefore hard to see significant new competitive supply entering our markets for at least that period of time.

So, as our composite picture comes together, it’s clear that with virtually no supply coming into our markets, high-end properties in excellent physical and extremely competitive condition, branded properties with strong non-compete clauses in place, high-end demand rebounding faster than any other segment, technology led guerilla marketing leading to increased market share, strong revenue management systems in place, and sustainable and leading edge productivity systems, our Company is now extraordinarily well placed to benefit from the nascent economic and consumer trends we are now clearly seeing, and hopefully, our nation’s economy is benefiting from.

All of this augurs very well for our future ability, not only to charge substantially higher room rates across most segments, but to continue to drive significant profitability gains, as we continue to sustain, and importantly, improve our productivity systems and processes.

I am reminded that in previous recoveries, luxury RevPAR compound annual growth rate was 8% for both the periods between 1992 and 2000, and 2002 to 2007. But that statistic is only one side of the equation. For equally, I can’t forget that luxury supply grew 23% between 1992 and 2000, and another 17% during the period between 2002 and 2007. Given our markets’ have virtually zero current supply growth for the foreseeable future, it is hard not to imagine that our properties have the opportunity to benefit from significant room rate growth.

While we are not able to accurately predict room rates and RevPAR increases for, say, the next five plus years, simple logic would dictate that it is only a future limit on the high-end consumers’ propensity to consume that eventually may, and I stress may, slow down our ability to increase room rates and slow down the time it will take to reach unprecedented new rate highs.

From a purely theoretical and mathematical sense, an 8% RevPAR growth rate alone for the next four years, with rate and occupancy gains evenly split, would double our 2010 North American same store property-level EBITDA by 2014, while it would take 12% plus or minus RevPAR growth to double it by 2013.

Such is the practical reality of the significant operating leverage inherent within our unique portfolio, and with our industry leading revenue generating and management processes, combined with the sustainable productivity systems we regularly discuss. This operating leverage, coupled with the extensive built-in inventory of potentially high yielding in-house projects, demonstrates our ability to grow our earnings internally and importantly allows us to be extremely disciplined and very selective in targeting future acquisitions.

Of course, the exceptional first quarter results of our operating strategies are only one, albeit a crucial one, part of our corporate strategy. Diane will now discuss not only our first quarter results, but the progress we’ve made and continue to make on our all important balance sheet improvement and capital allocation strategy.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thank you, Laurence, and good morning, everyone. For the quarter, we reported Comparable EBITDA of $28.7 million, a 27.6% increase over the first quarter of last year, and a Comparable FFO per-share loss of $0.02 as compared to an FFO loss per share of $0.14 in the same period last year. Both metrics were ahead of consensus estimates. Please note that beginning this quarter, we have modified our definition of Comparable EBITDA, FFO, and FFO per share to exclude any charges related to the Company’s Value Creation Plan, which is consistent with our definition of these metrics when we provided our 2011 guidance on our last call.

Our reported G&A expense for the quarter was $14.5 million; however, again, $9.2 million was related to the non-cash VCP expense. Adjusting for this expense, G&A was basically flat year-over-year at $5.2 million and very much in-line with our annual G&A guidance run-rate of $21 million to $22 million. In the first quarter of 2012 [2010], I want to point out we only recorded approximately $500,000 of VCP expense.

Turning to operations, improvements in demand, as Laurence has highlighted, were broad based across our portfolio for the quarter, and reflect what we believe is an improving economic and lodging environment. Despite stubbornly high unemployment and rising gas prices, consumer confidence appears relatively stable and spending remains strong. March retail sales, excluding automobile and gas consumption, increased a robust 7.1% on an annualized basis.

Importantly, 80% of the demand growth in our portfolio for the quarter came from the highly rated corporate transient and group segments, resulting in discounted room nights sold declining for the fourth consecutive quarter.

Transient occupied room nights increased nearly 12% in our U.S. portfolio, while premium rated transient room nights increased over 40% during the quarter and this segment yielded an average rate over 60% above the average rate for the entire portfolio.

Excluding the Four Seasons Punta Mita, non-room revenues increased 13% during the quarter, with food and beverage revenue up 15%, driven by a 7% increase in the average check. Banqueting revenues were up 11% and revenues at our retail outlets increased 14%.

Our operating performance across the portfolio was excellent in the first quarter, particularly in Southern California and Chicago, two markets which previously had been somewhat slower to recover. The lone blemish to our otherwise great quarter was at the Four Seasons Punta Mita, where RevPAR declined nearly 29% from the first quarter of 2010. Disconcerting new reports on the security situation in Mexico clearly have a negative impact on the hospitality industry across Mexico and the downturn is far from unique to our resort. We continue to believe the situation in Mexico will ultimately turn around and we are using it as an opportunity to further develop new positioning and marketing programs at our resort. Despite the significant RevPAR decline, this property continues to contribute a significant amount of EBITDA, with $3.5 million in the first quarter, and maintains the highest GOP margin in our portfolio, at 47.7% in the first quarter. This clearly demonstrates the operating leverage in our high-end properties.

RevPAR in our European portfolio, which now only includes results from the Marriott London Grosvenor Square and the Marriott Hamburg hotels, increased 2.9% for the quarter, or 1.5% on a constant dollar basis. We want to point out that RevPAR at our London property declined 8.3% on a constant dollar basis for the quarter. However, that was a result of the now complete comprehensive room renovation that took approximately 100 rooms out of service during the quarter. So, clearly, this was an anomaly. This hotel is now in an excellent position to take advantage of a still incredibly strong London lodging market.

As you know, we had a very active first four months of the year from a transaction perspective, and made considerable progress on a number of our strategic objectives. As we’ve talked about repeatedly over the past few quarters, our focus in 2010 was on strengthening and restructuring our balance sheet and we are pleased to report that our net debt to EBITDA metric has declined from nearly four times, I’m sorry, fourteen times at the beginning of 2010 to around seven times pro forma for our recent transactions.

Most recently, we announced the closing of the sale of our leasehold interest in the Paris Marriott Champs-Elysees Hotel for nearly $60 million of gross proceeds. This represents over a 20 times multiple on our 2010 earnings for the leasehold interest, and quite frankly, far exceeded any expectations for the sale of our leasehold position. In fact, one of our investors called us and was convinced we had misplaced a decimal point in our original press release when we announced the transaction.

We also closed on the acquisition of two fantastic new Four Seasons hotels located in Jackson Hole, Wyoming and the very attractive Silicon Valley market in California. We paid an implied $95 million for the two assets, which represents an attractive 11 times projected 2011 EBITDA multiple. On a blended basis, we paid under $300,000 per key for the two hotels, which is significantly less than 50% of actual replacement cost, and quite frankly, original construction cost. The performance of these properties is already exceeding our original underwriting and we anticipate this positive momentum to carry throughout the year.

In connection with the all-equity acquisition of those assets, we issued the additional 8 million shares of common stock in a private placement to the Woodbridge Company, raising $50 million of gross proceeds at no discount to the trading value of the stock price at the time of the transaction and we paid no underwriting fees.

That equity raised essentially match-funded our reinvestment in the Hotel del Coronado, in which we now own a 34.3% interest in partnership with Blackstone and KSL, that transaction closing in February. Importantly, through the overall Del restructuring, we reduced the debt level on this hotel by approximately $200 million.

We continue to make significant progress on our balance sheet restructuring as Laurence mentioned. We are currently in the market to refinance four property level loans, two of which, the InterContinentals in Chicago and Miami, mature later this year and the other two mature in 2012. The debt capital markets continue to improve and we are very optimistic that we can refinance these loans on attractive terms and at similar proceeds levels to the existing debt. In addition, we are also in the process of exploring a new revolving credit facility to replace our current line, which is scheduled to mature in March of next year. You’ll recall that earlier this year we amended our existing line facility to provide additional borrowing capacity. We feel it is an appropriate time to negotiate a new line given the significant lending capacity and favorable market terms that are currently available in the capital markets.

We currently have zero outstanding on our line of credit and approximately $100 million of unrestricted cash on our balance sheet. We also have an additional $310 million of availability on the line today, so we are now in a strong liquidity position as we complete the last steps of our balance sheet restructuring phase.

While it is inappropriate to discuss specific details, we continue to work towards the resolution of the Fairmont Scottsdale Princess’s $180 million debt maturity in September of this year. On a strong point though, performance at the resort is showing considerable improvement, with first quarter RevPAR growth of 12.4% driving a 26.3% growth in EBITDA.

Let me give you a quick update on some of the larger capital projects we are undertaking this year. In March, we guided that our owner funded capital expenditures would be in the $22 million range for the year. The majority of this spend is related to a comprehensive rooms and corridor renovation at the InterContinental Miami hotel. In order to minimize displacement, about 75% of the room renovations will occur in the summer months this year, which is a slower period for the hotel, with the remainder in 2012, while working around occupancy levels.

Finally, we’d like to comment on guidance. We reinstated full-year guidance on our last earnings call and today we are raising the lower end of our full-year 2011 guidance for RevPAR and Total RevPAR growth to between 7.5% and 9%. We are adjusting Comparable EBITDA to between $140 million and $150 million, and Comparable FFO per share to a revised range of $0.01 to $0.07 for the year. While we are certainly very optimistic that the positive trends of the first quarter will continue throughout the year, we are maintaining a conservative approach to guidance, given the inherent volatility of our sector and having only three months of actual results under our belts.

With that, we would now like to open up the call for any questions, and Laurence will just have a brief summary of comments at the end of the Q&A. Thank you.

QUESTION AND ANSWER

Operator

Thank you very much, Diane.

(Operator Instructions)

Your first question comes to you from the line of Bill Crow of Raymond James. Please proceed, Bill.

Bill Crow - Raymond James & Associates - Analyst

Good morning, Laurence, Diane, Jon, et al. Very good quarter, guys. Congratulations.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thank you.

Bill Crow - Raymond James & Associates - Analyst

A couple of questions here. Any update on the proposed marketing for the sale of London?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

London is, now the property is, first of all, Bill, good morning. Thank you for that nice comment. We aspire to having a “great quarter, guys,” one time. Secondly, as far as London is concerned, we’ve just finished the renovation, the property is really doing terrifically well now. We have aspirations on a number of 2012, based on current forecasts. There are selective conversations going on with incredibly well qualified and appropriate buyers. We will be, we are very disciplined in our pricing of this, we have a clear understanding of what value is, we are not rushing to sell this. We will stick by what we’ve said completely, we have a 2012 number in mind and when we get that we will sell the property.

Bill Crow - Raymond James & Associates - Analyst

Okay, fair enough. Any change in demand at your West Coast properties from the tragic events in Japan?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Not noticeable. I can’t comment on the Hawaii properties, but certainly we’ve seen no noted, none whatsoever. Fortunately, we have seen an uptick in Southern California. It’s still not what we want it to be, but it has, quarter-to-quarter, we’ve seen a noticeable turnaround in consumer confidence in the Southern California markets and we are beginning to see that reflect in the operations of our hotels.

Bill Crow - Raymond James & Associates - Analyst

Great, two more quick questions. First of all, on the April results to date, what we have seen is obviously the shift in Easter having a negative impact on upper upscale hotels, but it seems like a very positive impact on luxury and resort properties. Can you talk about how your portfolio is tracking in April?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

It’s too early to really, to discuss April, but I can say that in general terms, we see a continuation of the trends of January, February, and March and nothing, no negatives on the horizon yet.

Bill Crow - Raymond James & Associates - Analyst

Perfect. And then, finally, for me, we thought the acquisitions you made of the two Four Seasons were terrific and the way of financing was great. There are other assets that might be a good fit for your portfolio that are being marketed, or planned to be marketed. I think, Barclays or somebody like that has some assets. What is your thought process from continuing to look at kind of growing your way out of the leverage situation?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, Bill, thank you for the question. It really is the seminal question. I tried to point out in my comments that we are in the enviable position, much enviable position, that we have so much internal growth throughout our portfolio that we can outgrow most portfolios without spending a dime, because we just have it built-in. As you rightly commented earlier in your note, we took it on the chin in luxury sections, but we’ve used that time to really re-engineer the hotels. So, we have tremendous operating leverage. That’s number one.

Number two, we have an inventory of internal projects, which range from small amounts of money to fairly significant, but are all executable within a shortish period of time, once we start them. They give us double digit yields. For us, it’s a priority to work on those and to keep these margins going, because it’s the highest return and the least capital expenditure.

Having said that, there are properties on the market that might, and I stress might, fit in with our portfolio, but we are very disciplined about them and we’re not going to euphorically chase properties down a frothy market. We don’t need to be on a buying binge, and this Company, we have been through that in the past and we have suffered with leverage. We’ve learned our lessons very well and it’s a very disciplined and methodical process. I’m very proud of where the balance sheet is going and we’re not going to squander that progress.

Bill Crow - Raymond James & Associates - Analyst

Okay, thanks for the answers and congrats again on the quarter.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thanks, Bill.

Operator

Thank you. Your next question comes to you from the line of Chris Woronka of Deutsche Bank. Please proceed, Chris.

Chris Woronka - Deutsche Bank - Analyst

I wanted to ask you guys about Scottsdale. I heard your prepared comments. I guess the question is, is it a market you still want to be in long-term or a market you want to be in with that brand? And you did have a good quarter there, is that indicative, is that turnaround going to continue there, do you think? Is there a certain number in mind where, if you think EBITDA is going to get back to a certain level, you keep it? Or is it more, when you look at the terms of the financing, is it, just your thoughts on the market and the assets specifically.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Chris, the question, obviously, Scottsdale’s the real question that’s been raised time and time again over the last two years, because it has been the most difficult of our properties given the maturity is as early as September of this year on $180 million of debt. Having said that, yes, the market is improving, and we continue to look at future pace happily improving. So, the difficulty with it, the delta difficulty in financing narrows, but it’s still very short-term, because we have a maturity date not many months off.

Having said that, this property is in immaculate condition, the cost of replacement is gigantic, and if we were to stay in this property it really is a question of value per room and the terms and structures of any restructuring. Obviously, we have a duty to go down to pursue two or three different paths. One is to see if there’s value over the debt, and if so, how do we garnish it? And then secondly, is not to take imprudent risks just for the sake of a very nice property. So, nothing has changed with us.

We are going down all, exploring every avenue, and I say this in different context, is we are turning absolutely every leaf over in the forest, because we have done a lot of work on this. If we do give up on this property it will be because we don’t see the value there, or we can’t find an economic solution that’s in the best interest of the shareholders. The markets have improved for resorts, the market in Scottsdale has improved, and supply is dead zero.

Chris Woronka - Deutsche Bank - Analyst

Okay, that’s great. And Diane, I noticed that the management fees look like they were effectively flat year-over-year, which is a bit surprising given the RevPAR and EBITDA growth. Can you walk us through why they were only flat? Were the incentive fees down or up?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

We renegotiated several contracts last year. So, even though revenues are up, we maintained flat management and incentive fees to the operators. So, there were a couple of key contracts that were renegotiated.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Chris, I think probably the most significant difference was the Westin St. Francis, which is 1,200 rooms, it has such a material impact and it had a very high fee structure. When we refinanced it, as you will recall, in conjunction with the Fairmont in Chicago, we renegotiated with the assistance of the chains, the contracts to better reflect the current and prospective operating environments. And that saved it, that saved those likewise, because we were going through the refurbishing in Miami, we used the opportunity to work with InterContinental to renegotiate the management fees there in a very collaborative and sensible manner. So, I think you’ll see, as you know, we have a strategy of working hard with the management chains on contracts as situations evolve and you’re seeing the fruits of that labor.

Chris Woronka - Deutsche Bank - Analyst

Okay, terrific. And then, in the, at the Four Seasons in Washington, (D.C.), you had a better quarter there than many of your peers did, maybe with different assets. I just wanted to ask you if you see any impact from, you know, all of the noise that has been going on in Washington. I know you don’t really get any government business, you’re getting the higher-end international government business, but do you see any impact going forward there?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, look, I mean, the results were terrific in the first quarter. I would’ve suggested they had been even better, had the Middle East spring, shall I call it, not occurred and the turmoil not occurred. The answer really is, we are so far ahead in market share premium from everybody else, we have such a unique offering there, that I’m really, I don’t see too much problems. Next year, despite it being an election year, we have the IMF coming back, which is really, we’re the headquarters for it and it changes everything. It really is an amazing thing. So, prospectively, I think D.C. has a growth trajectory on it that is so far differentiated from the rest of the D.C. properties, that we are in a market of our own and I say that not with arrogance, but simply with the benefit of experience.

Chris Woronka - Deutsche Bank - Analyst

Okay. That’s great. And then, just on the, on the acquisition front, and I think the deal in the first quarter was great, was in interesting markets and terrific assets. But you’ve seen a lot of your peers buying in New York and they’re probably assets that can fit your portfolio here, but is it, is it your thinking that this is a market you want to be in given where pricing is right now, which is obviously very competitive?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, look, I think pricing is competitive, but it does reflect future supply and an increase in the market demand. However, for us, it’s very simple. We’ve come through a long, dark tunnel. Our balance sheet has improved dramatically. We have some $400 million of liquidity available and we have maturities that we are now working on. We have accrued preferred dividends outstanding. We’ve been very consistent, and I’ll repeat it. First, we are going to deal with the maturities. Then we will look at our accrued preferred. Unless the opportunity is exceptional, I do not have buying envy and this Company will stay very disciplined on its course. We are in a position though to look at acquisitions. We look at everything. But our priorities are clear to us, they’re clear to the Board of Directors, and we’re going to stick with them.

Chris Woronka - Deutsche Bank - Analyst

Okay, that’s great. Thanks.

Operator

Thank you. Your next question will come to you from the line of Ryan Meliker of Morgan Stanley.

Ryan Meliker - Morgan Stanley - Analyst

Good morning, guys, and congratulations on a great quarter. How’s that? You got it.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Perfect, yeah.

Ryan Meliker - Morgan Stanley - Analyst

Two quick questions. One, you gave some color on the group pace and the city pace in your prepared remarks. I’m just wondering, out of that 15% group revenue pace that you’re up versus same period last year, can you give us some color on rate versus occupancy?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

The good news about this, and from our point of view, in this case, carefully thought through, is that the preponderance is probably 75% of that gain is in demand and only 2% or 3% growth in rate. Why is that good news? Because we’ve, Diane commented on the non-rooms revenue spending increasing, banqueting spend, spa spends, meeting room rental, audiovisual, et cetera. We’ve been able to generate such profit from that side of it that we are looking for demand, because actuarially, we know how much per customer’s going to spend on non-rooms business.

So, we’re trying to push demand through there to get the non-rooms, get compression in demand, and then we can put up the group rate even more. As we see future pace though, it really, that strategy is working well, because we’ve driven compression in the group market. So now, our future pace room rate is much higher than our historic room rate increase. It really is a balance. That’s why when I focus on revenue maximization and room strategies, it really has become a very sophisticated science and it’s not just marketing demand for a segment, it really is rate management on a segment basis that’s going to drive ADRs.

Ryan Meliker - Morgan Stanley - Analyst

No, that’s helpful and it makes perfect sense that you are focusing on total revenues. Just to add some color on that, are you seeing, are you getting to the point now where maybe you are trying to push rate a little bit more, because group volumes have grown to the level that they have grown? And, if so, are you seeing any pushback from groups yet?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

The answer to the first one is yes, and we are pushing it as hard as we can, and no, in the context of you asking the question, we are not seeing pushback. Clearly, we are getting negotiations. We’ll lose some contracts rather than when people have holes in their calendar. We’ll lose some contracts and we won’t chase them down the hill. We meet with the meeting planners and travel intermediaries so often, I think we kind of know what they are thinking and work with them. By the way, it’s not just us that does that, the chains do it, and we are privy to their results.

So, we try and tailor it around it. But it really is revenue management, to do with the compression on that day when they want to be there. And that’s how we, no pushback now. High-level of consumer, group, corporate confidence. The pushback is still only on the time they make the final decision. It’s still shorter-term than it was in 2007. It’s not the rate, it’s that final decision is still shorter, which is why we see such, I suspect that’s why we are seeing such in-the-year-for-the-year growth, because it’s shorter-term than, I think, as we go through the cycle it will end up being.

Ryan Meliker - Morgan Stanley - Analyst

That’s helpful. And then, shifting gears, to you guys obviously put together some great margin performance in the U.S., but looking at Europe specifically, margins were down on RevPAR up almost 3%. I’m wondering if you can give some color on, was that largely currency-related? Or what was driving the margin compression in Europe?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Well, first of all, London obviously, now we’re down to two assets.

Ryan Meliker - Morgan Stanley - Analyst

Right.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

London is really the question we’re talking about and we had literally 100 or so rooms being refurbished for three months in the quarter. You keep your fixed costs exactly the same and you’ve lost a third of the hotel, plus or minus. So, that’s why the margins were there.

Ryan Meliker - Morgan Stanley - Analyst

So, it’s really renovation related?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

It really isn’t to do with anything other than displacement.

Ryan Meliker - Morgan Stanley - Analyst

Great, that’s helpful. And then, lastly, and I know you talked about this earlier with Bill’s question, but as you guys think about the London asset sale, is it really reasonable to think that you might get the pricing that you are looking for before we get to the Olympics?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Let me say, I think we’ve astonished everybody, time and again, with the pricing we get for our assets. Mexico City, the small Paris hotel at the time we did it, and selling, an indexed rent leasehold interest for a 20 times multiple in Paris, gives you a clue that there is so many varied reasons for buying in places like London and Paris, that the exceptional is normal to us. So, I don’t know what unreasonable means as far as pricing is concerned. I’ll ask for the sky, the moon, and the stars, and I’ll take all three.

Ryan Meliker - Morgan Stanley - Analyst

Alright, fair enough. Thank you.

Operator

Thank you. Gentlemen and ma’am, your next question comes to you from the line Andrew Didora of Bank of America Merrill Lynch. Andrew?

Andrew Didora - BofA Merrill Lynch - Analyst

A lot of my questions have been answered, but one question for Laurence. You guys talked about, you don’t feel like you need to acquire at this point going forward, that your current portfolio can pretty much outpace any deal that you do. But just curious, as where the luxury segment is in the recovery? Does there come a time when you consider selling assets here in North America?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Andrew, first of all, let me correct you. Our, my point was not that an acquisition will be outpaced by our current EBITDA. It’s merely that our EBITDA growth rate is hard to compete with, even with companies who can’t, who don’t acquire. They have to acquire to keep up to our growth rate. That’s the difference. So, we have a trajectory of growth that’s so much higher from internal projects that relatively is unparalleled amongst our peers.

Look, I do think this is a very unique time to acquire assets. We have a very select and disciplined approach to acquisitions and we know the markets we want to be in, and we know what assets we would like in those markets. If and when they come up, we will take a disciplined look at it. If we think it’s something that fits in with our fundamentals and matches with our future growth elsewhere, it’s a strategic impulse rather than merely an accretive impulse.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well, and again, if we were to sell an asset knowing the growth rate we have in the individual hotels, we’d have to redeploy that capital into a hotel with a higher growth rate. So, we don’t feel that probably, that trait is out there.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

And finally, Andrew, I think the final point of it is, we have proven to be traders. We know how to buy and we know how to sell. We’ve sold many billions since we first started this Company in 1997 of assets. We are very disciplined about our re-buy analysis process. If we get a number that we think is really off the charts, and I can say it’s not unlikely with our portfolio, because our portfolio is truly unique it’s not impossible it will happen, we’re not idiots, we’ll take the dough and run.

Andrew Didora - BofA Merrill Lynch - Analyst

Okay, great. Thanks a lot, Laurence.

Operator

Okay. Your next question will come to you from the line of Joe Greff of JPMorgan. Joe?

Joe Greff - JPMorgan - Analyst

Good morning, guys. I’m all set with my questions. Thanks so much.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thanks, Joe.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Thank you, Joe.

Operator

Okay, Joe. Then, our next question will come to you from the line of Smedes Rose of KBW. Please proceed.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Hi, thanks. Given the rapid increase in your EBITDA and the operating results, I was just wondering, Laurence, could you maybe talk about the return to kind of the peak levels in 2007, of when you think you might be able to get there? Which I guess you could do on lower revenues, given the higher margin going forward. And then, is there any thought on bringing the preferred back in line, making it current, I guess, given the improved results?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Smedes, thanks. I didn’t do a very articulate job of describing it. We can, our EBITDA, at its low, was essentially half of what we had before. So, if you get 8% growth rate on 2010 numbers, we will get there 2013, 2014 range. That’s if you get 50/50 only in split of occupancy and rate. But what practically will happen is, because of compression times, as you go forward into the cycle, your RevPAR growth won’t come from demand, largely, it will come from rate. Rate is much higher in profitability.

We have these sustained margin improvement programs. So, it isn’t impossible, if GDP increases and unemployment decreases enough, that we get there earlier; or, if it goes the other way, slightly later. But it’s that 8% growth rate which, when you had so much supply, which we use as our benchmark, which is probably wrong, I do believe that as the luxury and the high-end area is so sensitive to revenue management, that we could get, if the economy is robust, very, very many pleasant operating surprises.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay, that’s helpful. Thanks. And on the preferred? Any thoughts on that?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Sorry. On the preferred, it’s very straightforward. Diane has made it clear in previous calls, we’re going to get the maturities done as soon as we can get that done, re-do the line of credit, make sure that we are in good financial shape and don’t run any maturity risk. And then it’s our intent to go to the Board with a proposal to pay off the accrued. However, let me make sure, under the current line of credit arrangements, paying off the accrued preferred returns mandates bank approval.

Smedes Rose - Keefe, Bruyette & Woods - Analyst

Okay. Thank you.

Operator

Okay. Your next question will come from Will Marks of JMP Securities. Will?

Will Marks - JMP Securities - Analyst

I had a question. It seems like most companies are, RevPAR is going to continuously increase throughout the year to hit guidance. You guys had, I think same store North America was up 12%, you need to do a lot less than that for the full year. Can you talk about progression, in order to hit your guidance throughout the year?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Well, yes. One key thing to point out is that, remember, the first quarter of 2010 was actually negative RevPAR. So, by definition, the comp to first quarter last year is a much easier comp and why I think we saw very high RevPAR growth this quarter. As we continue through the year, second quarter of last year on, it was positive RevPAR growth. So, that’s part of why we have high RevPAR this quarter, but we are still very comfortable with the 7.5% to 9% range for the full year.

Will Marks - JMP Securities - Analyst

And does any quarter stand out as being an anomaly or pretty evenly split?

Laurence Geller - Strategic Hotels and Resorts - President & CEO

Will, there, we haven’t, aside from the Easter-type holiday variation date that impacts, we are seeing the same seasonal trends, just at higher levels of demand than we have seen in previous years and that we would have expected to see. So, no, there is no anomalies, there’s nothing unusual on the horizon. However, I will say that Diane and I have taken a very cautious approach to planning out cash flows and, because anything can happen, and probably will happen, who knows what volatility is in the markets today.

Will Marks - JMP Securities - Analyst

Okay. And Laurence, in your comments, you gave that 3.3 times EBITDA growth rate to RevPAR rate. Should that, I know you haven’t given guidance along those lines, but do you see that continuing to play out throughout the year or is there maybe a quarter that’s not going to happen?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Yes, I mean, look, as you go through it if you are doing a lot more occupancy in the summer for leisure business you’re going to have lower margins, just good cash flow and profitability. Remember, a very solid result will be two times. Why I stress it, this was exceptional. And whereas we may have had a demand, the first quarter of last year had less demand, what is exceptional is the way that the brands are cooperating with our asset managers on sustaining labor reductions. And this is, it could well be we are seeing a new, a completely new paradigm in labor here.

Will Marks - JMP Securities - Analyst

Okay. And lastly, you don’t happen to have a number for what peak EBITDA was on the current portfolio?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No, but Jon will get back to you, Will.

Will Marks - JMP Securities - Analyst

Okay. That’s all for me. Thank you.

Operator

Thanks, Will. Your next question comes to you from the line of Don Evans of Edmunds. Please proceed, Don.

Don Evans - Edmunds - Analyst

Can you talk a little bit about pricing from the standpoint of, if you look at these compression days, can you give us some kind of thought process of where you are from past peak from a compression days so we can get a thought process of how much further you still have to go? Does that make sense?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

We are well off on compression nights, year-on-year, quarter-on-quarter. I’m going to say that, although the peak year is interesting and we are probably still 15% down, maybe even 20% down, what I don’t know yet, and we are still studying this and we won’t know until later in the year, is what our target compression nights are, as far as the pricing models are concerned. It has become so multidimensional, that we are looking at it, but I would say, for the simplistic answer is, in general, we are 15% to 20% away from where we want to be in demand.

Don Evans - Edmunds - Analyst

Okay. Got it, and so what does that mean from a pricing standpoint? Does that mean that you have another 15% to 20% pricing for compression rooms? Or is it more than that? Does that make sense?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

No. It’s not linear; it’s exponential depending on the time. Your question is a good question, but it is such a sophisticated model it really is anything but linear. It really is an amalgam of algorithms to get to the pricing model.

Don Evans - Edmunds - Analyst

Okay, great. Thank you so much.

Operator

Okay. Your next question will come to you from the line of Neil Bowie of Mariner Investment Group. Please proceed.

Neil Bowie - Mariner Investment Group - Analyst

You talked about the statistics and everything looked great. You talked about the maturities and the refinancings, I was wondering if you could, given the capital markets and they are somewhat uneven, but any indication on what sort of receptivity on refinancing or otherwise on those hotels impacted?

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

For the four hotels that we’re in the market with, we have multiple term sheets. So, it’s been a very high receptivity for the four hotels and even our line of credit, we are very confident we will be able to put a new line in place. So, and the terms are very attractive. So, we are not having any pushback on our refinancing.

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Having said that, we are, as we said last quarter, we are still nervous and cautious about the financial markets. That’s the reason why we are aggressively pursuing refinancing 2012 maturities now, rather than let them hang out there. We might get better terms later or the markets might close. Because of the global nature of interlink banking, we are taking no chances. So, we are going to push as quickly as we can on all of them. And, as you can see from the results, the high-end portfolio that we have is attractive to borrowers, to lenders rather, and we have been very good borrowers. We’ve been very, very open and we have wonderful relationships with our banking and our lending groups. So, now is the time for us to strike. I hope we will finish everything quickly and I hope the markets don’t change.

Diane Morefield - Strategic Hotels and Resorts - EVP, CFO

Right.

Neil Bowie - Mariner Investment Group - Analyst

Thank you.

Operator

Ladies and gentlemen, this concludes the question and answer portion of today’s presentation. I will now turn your call back to Laurence Geller for his closing remarks. Sir?

Laurence Geller - Strategic Hotels and Resorts - President and CEO

Thank you, and thanks to so many of you for taking the whole hour to talk to us. It’s gratifying for our Board and for our management team to see the beginning of the strong results from our labors. We believe we are in the strong market segment and that the markets are at the nascent stage of recovery. Our unique property, our unique portfolio of great properties, our great asset management systems, which are working well, and no supply give us the belief that we have strong, sustainable, and long-term growth in both revenues and profits.

Thank you for your support, your time, and for your interest and we look forward to speaking to you next quarter.

Operator

Ladies and gentlemen, thank you very much for your participation in today’s conference. This concludes your presentation and you may now disconnect. Have a great day.